                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                 SCHEDULE 13G/A


                    Under the Securities Exchange Act of 1934
                               (Amendment No. 1)*

                           HARRIS & HARRIS GROUP, INC.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                                  Common Stock
     ----------------------------------------------------------------------
                         (Title of Class of Securities)

                                    413833104
     ----------------------------------------------------------------------
                                 (CUSIP Number)

                                December 31, 2002
     ----------------------------------------------------------------------
             (Date of Event Which Requires Filing of This Statement)



*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).





                               Page 1 of 19 pages

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CUSIP NO. 413833104                                          Page 2 of 19 Pages
-------------------                                          ------------------

                                  SCHEDULE 13G

--------------------------------------------------------------------------------
1        NAME OF REPORTING PERSON
         S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                                 Edwin S. Marks

                                  ###-##-####
--------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*               (a) [ ]
                                                                         (b) [X]


--------------------------------------------------------------------------------
3        SEC USE ONLY


--------------------------------------------------------------------------------
4        CITIZENSHIP OR PLACE OF ORGANIZATION

                                  United States
--------------------------------------------------------------------------------
                         5       SOLE VOTING POWER

                                                301,419 shares
                   -------------------------------------------------------------
    NUMBER OF            6       SHARED VOTING POWER
     SHARES
  BENEFICIALLY                                  301,419 shares
      OWNED        -------------------------------------------------------------
     BY EACH             7       SOLE DISPOSITIVE POWER
   REPORTING
     PERSON                                     301,419 shares
      WITH         -------------------------------------------------------------
                         8       SHARED DISPOSITIVE POWER

                                                301,419 shares
--------------------------------------------------------------------------------
9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                        656,834 shares
--------------------------------------------------------------------------------
10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
         SHARES*                        [X]

--------------------------------------------------------------------------------
11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                                        5.71%
--------------------------------------------------------------------------------
12       TYPE OF REPORTING PERSON*

                                        IN
--------------------------------------------------------------------------------


                      *SEE INSTRUCTION BEFORE FILLING OUT!




                               Page 2 of 19 pages

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CUSIP NO. 413833104                                          Page 3 of 19 Pages
-------------------                                          ------------------

                                  SCHEDULE 13G

--------------------------------------------------------------------------------
1          NAME OF REPORTING PERSON
           S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                                 Nancy A. Marks

                                   ###-##-####
--------------------------------------------------------------------------------
2          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*            (a) [ ]
                                                                        (b) [X]

--------------------------------------------------------------------------------
3          SEC USE ONLY

--------------------------------------------------------------------------------
4          CITIZENSHIP OR PLACE OF ORGANIZATION

                                                   United States
-------------------------------------------------------------------------------
                        5       SOLE VOTING POWER

                                                  294,412 shares
                  -------------------------------------------------------------
    NUMBER OF           6       SHARED VOTING POWER
     SHARES
  BENEFICIALLY                                    0
      OWNED       -------------------------------------------------------------
     BY EACH            7       SOLE DISPOSITIVE POWER
   REPORTING
     PERSON                                       294,412 shares
      WITH        -------------------------------------------------------------
                        8       SHARED DISPOSITIVE POWER

                                                  0
-------------------------------------------------------------------------------
9          AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                       294,412 shares
--------------------------------------------------------------------------------
10         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
           SHARES*                     [X]

--------------------------------------------------------------------------------
11         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                                       2.56%
--------------------------------------------------------------------------------
12         TYPE OF REPORTING PERSON*

                                       IN
--------------------------------------------------------------------------------


                      *SEE INSTRUCTION BEFORE FILLING OUT!





                               Page 3 of 19 pages

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CUSIP NO. 413833104                                          Page 4 of 19 Pages
-------------------                                          ------------------

                                  SCHEDULE 13G

--------------------------------------------------------------------------------
1          NAME OF REPORTING PERSON
           S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                                   Linda Katz

                                   ###-##-####
--------------------------------------------------------------------------------
2          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*            (a) [ ]
                                                                        (b) [X]

--------------------------------------------------------------------------------
3          SEC USE ONLY


--------------------------------------------------------------------------------
4          CITIZENSHIP OR PLACE OF ORGANIZATION

                                               United States
--------------------------------------------------------------------------------
                        5       SOLE VOTING POWER

                                               7,668 shares
                  --------------------------------------------------------------
    NUMBER OF           6       SHARED VOTING POWER
     SHARES
  BENEFICIALLY                                 0
      OWNED       --------------------------------------------------------------
     BY EACH            7       SOLE DISPOSITIVE POWER
   REPORTING
     PERSON                                    7,668 shares
      WITH        --------------------------------------------------------------
                        8       SHARED DISPOSITIVE POWER

                                               0
--------------------------------------------------------------------------------
9          AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                      7,668 shares
--------------------------------------------------------------------------------
10         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
           SHARES*                    [X]

--------------------------------------------------------------------------------
11         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                                      .07%
--------------------------------------------------------------------------------
12         TYPE OF REPORTING PERSON*

                                      IN
--------------------------------------------------------------------------------


                      *SEE INSTRUCTION BEFORE FILLING OUT!





                               Page 4 of 19 pages

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CUSIP NO. 413833104                                          Page 5 of 19 Pages
-------------------                                          ------------------

                                  SCHEDULE 13G

--------------------------------------------------------------------------------
1          NAME OF REPORTING PERSON
           S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                                  Carolyn Marks

                                   ###-##-####
--------------------------------------------------------------------------------
2          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*             (a) [ ]
                                                                         (b) [X]

--------------------------------------------------------------------------------
3          SEC USE ONLY


--------------------------------------------------------------------------------
4          CITIZENSHIP OR PLACE OF ORGANIZATION

                                              United States
--------------------------------------------------------------------------------
                         5       SOLE VOTING POWER

                                              15,001 shares
                   -------------------------------------------------------------
    NUMBER OF            6       SHARED VOTING POWER
     SHARES
  BENEFICIALLY                                0
      OWNED        -------------------------------------------------------------
     BY EACH             7       SOLE DISPOSITIVE POWER
   REPORTING
     PERSON                                   15,001 shares
      WITH         -------------------------------------------------------------
                         8       SHARED DISPOSITIVE POWER

                                              0
--------------------------------------------------------------------------------
9          AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                              15,001 shares
--------------------------------------------------------------------------------
10         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
           SHARES*                            [X]

--------------------------------------------------------------------------------
11         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                                              .13%
--------------------------------------------------------------------------------
12         TYPE OF REPORTING PERSON*

                                              IN
--------------------------------------------------------------------------------


                      *SEE INSTRUCTION BEFORE FILLING OUT!





                               Page 5 of 19 pages

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CUSIP NO. 413833104                                          Page 6 of 19 Pages
-------------------                                          ------------------

                                  SCHEDULE 13G

--------------------------------------------------------------------------------
1          NAME OF REPORTING PERSON
           S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                              Carl Marks & Co. Inc.

                                   13-3146265
--------------------------------------------------------------------------------
2          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*            (a) [ ]
                                                                        (b) [X]


--------------------------------------------------------------------------------
3          SEC USE ONLY


--------------------------------------------------------------------------------
4          CITIZENSHIP OR PLACE OF ORGANIZATION

                                                New York
--------------------------------------------------------------------------------
                          5       SOLE VOTING POWER

                                                38,334 shares
                    ------------------------------------------------------------
    NUMBER OF             6       SHARED VOTING POWER
     SHARES
  BENEFICIALLY                                  0
      OWNED         ------------------------------------------------------------
     BY EACH              7       SOLE DISPOSITIVE POWER
   REPORTING
     PERSON                                     38,334 shares
      WITH          ------------------------------------------------------------
                          8       SHARED DISPOSITIVE POWER

                                                0
--------------------------------------------------------------------------------
9          AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
           PERSON
                                                38,334 shares
--------------------------------------------------------------------------------
10         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
           SHARES*                              [X]

--------------------------------------------------------------------------------
11         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                                                .33%
--------------------------------------------------------------------------------
12         TYPE OF REPORTING PERSON*

                                                CO
--------------------------------------------------------------------------------


                      *SEE INSTRUCTION BEFORE FILLING OUT!





                               Page 6 of 19 pages

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CUSIP NO. 413833104                                          Page 7 of 19 Pages
-------------------                                          ------------------

                                  SCHEDULE 13G

PRELIMINARY NOTE

THIS COMBINED STATEMENT IS BEING FILED ON BEHALF OF EDWIN S. MARKS, NANCY A. MARKS, CARL MARKS & CO. INC., LINDA KATZ AND CAROLYN MARKS.

ITEM 1.

         (a)      Name of Issuer:

                           Harris & Harris Group, Inc.

         (b)      Address of Issuer's Principal Executive Offices:


                           One Rockefeller Plaza
                           Rockefeller Center
                           New York, New York 10020

ITEM 2.

         (a)      Name of Persons Filing:

                           Edwin S. Marks, Nancy A. Marks, Carl Marks & Co. Inc., Linda Katz and Carolyn Marks

         (b)      Address of Principal Business Office or, if none, Residence:


                  The principal business office of each Reporting Person is:

                  135 East 57th Street
                  27th Floor
                  New York, NY 10022


         (c)      Citizenship:

                  Edwin S. Marks:             United States
                  Nancy A. Marks:             United States
                  Linda Katz:                 United States
                  Carolyn Marks:              United States
                  Carl Marks & Co. Inc:       New York

         (d)      Title of Class of Securities:

                                  Common Stock

         (e)      CUSIP Number:

                                   413833104



                               Page 7 of 19 pages

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CUSIP NO. 413833104                                          Page 8 of 19 Pages
-------------------                                          ------------------

                                  SCHEDULE 13G

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULE 13d-1(b) OR (c), OR 13D-2(b), CHECK WHETHER THE PERSON FILING IS A:

                                 NOT APPLICABLE

(a)      [ ]  Broker or Dealer registered under Section 15 of the Act

(b)      [ ] Bank as defined in section 3(a)(6) of the Act

(c)      [ ] Insurance Company as defined in section 3(a)(19) of the Act

(d)      [ ] Investment Company registered under section 8 of the Investment
             Company Act

(e)      [ ] Investment Adviser in accordance with Rule 13d-1(b)(1)(ii)(E);

(f)      [ ] Employee Benefit Plan or endowment fund in accordance with Rule
             13d-1(b)(1)(ii)(F);

(g)      [ ] Parent Holding Company or control person in accordance with Rule
             13d-1(b)(1)(ii)(G);

(h)      [ ] A savings association as defined in Section 3(b) of the Federal
             Deposit Insurance Act (12 U.S.C.ss.1813);

(i)      [ ] A church plan that is excluded from the definition of investment company under Section 3(c)(14) of the Investment Company Act of 1940;

(j)      [ ] Group, in accordance with Rule 13d-1(b)(1)(ii)(J).



ITEM 4.       OWNERSHIP

a.       Amount beneficially owned:                    656,834
         (i)      Edwin S. Marks                       301,419
         (ii)     Nancy A. Marks                       294,412
         (iii)    Carl Marks & Co. Inc.                 38,334
         (iv)     Linda Katz                             7,668
         (v)      Carolyn Marks                         15,001
b.       Percent of class:    5.71%
c.       Number of shares:

         (i)      Sole power to vote or direct vote:

                  Edwin S. Marks                       301,419
                  Nancy A. Marks                       294,412
                  Carl Marks & Co. Inc.                 38,334
                  Linda Katz                             7,668
                  Carolyn Marks                         15,001


                               Page 8 of 19 pages

-------------------                                          ------------------
CUSIP NO. 413833104                                          Page 2 of 19 Pages
-------------------                                          ------------------

                                  SCHEDULE 13G

         (ii)     Shared Power to vote or direct vote:

                  Edwin S. Marks                       355,415
                  All other Reporting Persons                0

         (iii) Sole power to dispose or to direct disposition of: Same response as (c)(i) above.

         (iv)     Shared power to dispose or direct the disposition of:

                  Same response as (c)(ii) above.



ITEM 5. OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

                                 NOT APPLICABLE



ITEM 6. OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

                                 NOT APPLICABLE



ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY OR CONTROL PERSON.

                                 NOT APPLICABLE



ITEM 8. IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

                                 NOT APPLICABLE



ITEM 9. NOTICE OF DISSOLUTION OF GROUP

                                 NOT APPLICABLE



ITEM 10. CERTIFICATIONS

                           SEE ATTACHED CERTIFICATIONS










                               Page 9 of 19 pages

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CUSIP NO. 413833104                                          Page 10 of 19 Pages
-------------------                                          -------------------

                                  SCHEDULE 13G

                                  CERTIFICATION

         By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not being held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                           /s/ Edwin S. Marks
                                               ------------------------------
                                               Edwin S. Marks






















                               Page 10 of 19 pages

-------------------                                          -------------------
CUSIP NO. 413833104                                          Page 11 of 19 Pages
-------------------                                          -------------------

                                  SCHEDULE 13G

                                  CERTIFICATION

         By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not being held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                           /s/ Nancy A. Marks
                                               ------------------------------
                                               Nancy A. Marks



























                               Page 11 of 19 pages

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CUSIP NO. 413833104                                          Page 12 of 19 Pages
-------------------                                          ------------------

                                  SCHEDULE 13G


                                  CERTIFICATION

         By signing below the undersigned certifies that, to the best of its knowledge and belief, the securities referred to above were not acquired and are not being held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                          Carl Marks & Co. Inc.

                                          By:  /s/David Shnitkin
                                               ------------------------------
                                               Name: David Shnitkin
                                               Title: Controller



























                               Page 12 of 19 pages

-------------------                                          -------------------
CUSIP NO. 413833104                                          Page 13 of 19 Pages
-------------------                                          -------------------

                                  SCHEDULE 13G



                                  CERTIFICATION

         By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not being held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                          /s/ Linda Katz
                                              ------------------------------
                                              Linda Katz



























                               Page 13 of 19 pages

-------------------                                          -------------------
CUSIP NO. 413833104                                          Page 14 of 19 Pages
-------------------                                          -------------------

                                  SCHEDULE 13G


                                  CERTIFICATION

         By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not being held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                           /s/ Carolyn Marks
                                               ------------------------------
                                               Carolyn Marks




































                               Page 14 of 19 pages

-------------------                                          -------------------
CUSIP NO. 413833104                                          Page 15 of 19 Pages
-------------------                                          -------------------

                                  SCHEDULE 13G


                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                           /s/ Edwin S. Marks
                                               ------------------------------
                                               Edwin S. Marks


                                               Dated:  February 11, 2003






























                               Page 15 of 19 pages

-------------------                                          ------------------
CUSIP NO. 413833104                                          Page 16 of 19 Pages
-------------------                                          ------------------

                                  SCHEDULE 13G


                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.



                                           /s/ Nancy A. Marks
                                               ------------------------------
                                               Nancy A. Marks


                                               Dated:  February 11, 2003




























                               Page 16 of 19 pages

-------------------                                          -------------------
CUSIP NO. 413833104                                          Page 17 of 19 Pages
-------------------                                          -------------------

                                  SCHEDULE 13G


                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.



                                           CARL MARKS & CO. INC.


                                           By: /s/ David Shnitkin
                                               ------------------------------
                                               Name: David Shnitkin
                                               Title: Controller

                                               Dated:  February 11, 2003



































                               Page 17 of 19 pages

-------------------                                          -------------------
CUSIP NO. 413833104                                          Page 18 of 19 Pages
-------------------                                          -------------------

                                  SCHEDULE 13G


                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.



                                           /s/ Linda Katz
                                               ------------------------------
                                               Linda Katz


                                               Dated:  February 11, 2003




































                               Page 18 of 19 pages

-------------------                                          -------------------
CUSIP NO. 413833104                                          Page 19 of 19 Pages
-------------------                                          -------------------

                                  SCHEDULE 13G


                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.



                                           /s/ Carolyn Marks
                                               ------------------------------
                                               Carolyn Marks


                                               Dated:  February 11, 2003



























                               Page 19 of 19 pages